Exhibit 23.3

To the Board of Directors
Health Sciences Group, Inc. and Subsidiaries

Consent of Independent Registered Public Accounting Firm

We consent to the use of our Independent Registered Public Accounting Firm’s Report dated April 15, 2005, covering the consolidated financial statements of Health Sciences Group, Inc. and Subsidiaries for the year ended December 31, 2004 to be included in this registration statement on Form SB-2 to be filed with the Commission on approximately October 27, 2006.

We also consent to the reference to us as experts in matters of accounting and auditing in this amended registration statement.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
November __, 2006